698117_3.DOC
                                1
                            AGREEMENT

     This  Agreement is entered into effective as of May 4,  2006 between  Southwest Royalties, Inc., a Delaware  corporation  (the
"Company")  and  Southwest  Royalties,  Inc.  Income  Fund  V,  a
Tennessee partnership (the "Partnership").

                            Recitals

     The   Company  is  the  managing  general  partner  of   the
Partnership.

     The  Company currently owns or holds and may in  the  future acquire, own or hold limited partnership interests or units as  a
limited   partner  of  the  Partnership  (the  "Limited   Partner
Interests").

     The Company and the Partnership desire to resolve or avoid any uncertainties regarding the relative voting rights of the Company, as a holder of Limited Partner Interests, and the Unaffiliated Holders.

     The Company and the Partnership desire to confer upon holders of limited partnership interests or units in the Partnership who are Unaffiliated Holders (as defined below) have voting rights to remove a general partner of the Partnership that are consistent with the Administrative Guidelines for the Registration of Oil and Gas Programs set forth in subsections
(f)(1)(C) and (f)(2) of Section 121.8 of the Regulations of the State Securities Board of Texas.

     Accordingly, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Partnership agree as follows:

1. Applicability. This Agreement shall apply to the voting of all Limited Partner Interests in the Partnership now or hereafter owned or held by the Company or any affiliate of the Company, as defined in Rule 405 under the Securities Act of 1933, as amended ("Affiliate"), on any matter submitted to a vote of the holders of limited partnership interests or units in the Partnership regarding the removal of the Company as general partner of the Partnership. This Agreement shall not apply to the voting of (i) any Limited Partner Interest on any other matter submitted to a vote of the holders of limited partnership interests or units in the Partnership or (ii) any interest now or hereafter owned or held by the Company or any Affiliate as a general partner of the Partnership on any matter submitted to a vote of the partners or holders of limited partnership interests or units in the Partnership.

2.   Voting Limited Partner Interests on Certain Matters.

     (a)   Except  as  and  to the extent expressly  provided  in
Section 2(b) of this Agreement, the Company shall not vote or cause or permit any person to vote any Limited Partner Interest on any matter regarding the removal of the Company as general partner of the Partnership.

     (b)   If  (i)  the law of the state of organization  or  the
governing agreement of the Partnership requires or permits the Limited Partner Interests to be included in determining the requisite percentage in interest of holders of limited partner interests or units in the Partnership necessary to approve a matter on which the Limited Partner Interests held by the Company may not otherwise be voted pursuant to Section 2(a) of this Agreement (the "Requisite Percentage") and (ii) the holders of limited partner interests or units in the Partnership, other than the Company and its Affiliates (the "Unaffiliated Holders"), voting for or in favor of the removal of a general partner of the Partnership, (x) do not hold the Requisite Percentage and (y) would hold the Requisite Percentage if the Limited Partner Interests were not included in determining the Requisite Percentage, the Company shall vote or cause the Limited Partner Interests to be voted for or in favor of the removal of such general partner of the Partnership.

     (c) At any meeting at which holders of limited partnership interests or units in the Partnership are entitled to vote on a matter on which the Limited Partner Interests may not be voted pursuant to Section 2(a) of this Agreement, an authorized representative of the Company shall attend in person or by proxy to represent the Limited Partner Interests in order to assist in establishing a quorum at the meeting, and, except as otherwise required by Section 2(b) of this Agreement, the Partnership shall cause the minutes of the meeting to record the Company as present but not voting the Limited Partner Interests on any matter on which the Limited Partner Interests may not be voted pursuant to
Section 2(a) of this Agreement.

     (d) This Agreement shall apply to any action taken by written consent of the holders of limited partner interests or units in the Partnership in the same manner and with the same effect as if such action were taken or proposed to be taken at a meeting by the vote of holders of limited partner interests or units in the Partnership.

     (e) During the term of this Agreement, the Company shall not grant a proxy or power of attorney or enter into any voting agreement, voting trust or other agreement or arrangement granting any person the right or authority to vote Limited Partner Interests or obligating the Company or any Affiliate of the Company to vote Limited Partner Interests in a manner that is inconsistent with the provisions of this Agreement.

     (f) During the term of this Agreement, the Company shall not transfer or assign any Limited Partner Interest to any Affiliate of the Company unless such transferee or assignee acknowledges and agrees in writing to be bound by and subject to the terms and conditions of this Agreement. In order to insure compliance with the restrictions referred to herein, the Company agrees that the Partnership may issue appropriate "stop transfer" instructions on the Limited Partner Interests.

     (g) During the term of this Agreement, the Company and the Partnership will cause each certificate or other instrument evidencing any Limited Partner Interest to bear a legend to the following effect:

     "THE LIMITED PARTNER INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RESTRICTIONS ON VOTING AS SET FORTH IN AN AGREEMENT BETWEEN THE HOLDER OF THESE INTERESTS AND THE PARTNERSHIP. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE PARTNERSHIP."

3. Term. This Agreement shall be in effect as to any Limited Partner Interest during the period commencing on the date this Agreement is executed by the Company and ending on the earlier of
(i) the termination of this Agreement in the manner set forth  in
Section 4 of this Agreement and (ii) the date upon which the Company and its Affiliates cease to own or hold any interest as a limited partner of the Partnership.

4. Termination; Amendment, Modification and Waiver. Subject to the rights, if any, of the holders of limited partnership interests or units in the Partnership to terminate a transaction or agreement between a general partner and the Partnership in accordance with the Partnership Agreement, this Agreement may be terminated and any provision of this Agreement may be modified, amended or waived as to any Limited Partner Interest only with the approval of the Company, the Partnership and the holders of a majority in interest of the limited partner interests or units of the Partnership held by Unaffiliated Holders.

5. Parties in Interest. The Company and the Partnership intend to confer a benefit on the Unaffiliated Holders by granting them the right, enforceable against the Company, to vote to remove the Company as general partner of the Partnership without the necessity of the concurrence of the Company. The Company and the Partnership also intend that this benefit cannot be altered or revoked without the approval of a majority in interest of the Unaffiliated Holders as provided in Section 4 of this Agreement. The Company and the Partnership are entering into this Agreement, in material part, for the purpose of conferring these benefits on the Unaffiliated Holders. Accordingly, the Company and the Partnership agree that the Unaffiliated Holders shall be entitled to enforce the provisions of this Agreement at law or in equity as third party beneficiaries of this Agreement.

6. Governing Law; Severability. This Agreement shall be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws rules of the State of Texas. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be invalid, unenforceable or void under such law, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement without invalidating the remainder of such provision or the remaining provisions of this Agreement.



                    [Signature pages follow.]

      IN WITNESS WHEREOF, the Company and the Partnership have caused this Agreement to be executed on the dates set forth below, to be effective as of May 4, 2006.

                              COMPANY:

                              SOUTHWEST ROYALTIES, INC.


                              By: /s/ L. Paul Latham
                              Name: L. Paul Latham
                              Title:   President

                              Dated: May 4, 2006



                              PARTNERSHIP:

                               Southwest  Royalties, Inc.  Income
Fund V

                              By:    Southwest Royalties, Inc.,
                                     its Managing General Partner



                              By: /s/ Mel G. Riggs
                              Name: Mel G. Riggs
                              Title:   Vice-President

                              Dated: May 4, 2006